As filed with the Securities and Exchange Commission on May 21, 2026

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BABCOCK & WILCOX ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	47-2783641 (I.R.S. Employer Identification Number)

1200 East Market Street
Akron, Ohio 44305
Phone: (330) 753-4511
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kenneth M. Young
Chief Executive Officer
Babcock & Wilcox Enterprises, Inc.
1200 East Market Street
Akron, Ohio 44305
Phone: (330) 753-4511
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:
C. Brophy Christensen, Esq.

Jeeho Lee, Esq.

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, California 94111

(415) 984-8700

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

PROSPECTUS

Babcock & Wilcox Enterprises, Inc.

11,657,221 Shares of Common Stock
Offered, from time to time, by the Selling Stockholders

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus under “Selling Stockholders” of up to 11,657,221 shares of our Common Stock, par value $0.01 per share (the “Common Stock”), which consists of 1,197,221 shares of Common Stock and up to 10,460,000 shares of Common Stock issuable to certain of the selling stockholders upon the exercise of warrants to purchase shares of our Common Stock. We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale of Common Stock by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares. We will bear all costs, expenses and fees in connection with the registration of the offer and sale of the Common Stock hereunder.

The selling stockholders identified in this prospectus, or their transferees, pledges, donees, or other successor-in-interest, may sell the Common Stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the heading “Plan of Distribution.” The Common Stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Our Common Stock is listed on the New York Stock Exchange under the symbol “BW”. On May 20, 2026, the closing price of our Common Stock was $19.17 per share.

Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 3 of this prospectus as well as the risks identified in our most recent Annual Report on Form 10-K and any other filings we make with the Securities and Exchange Commission (the “SEC”) from time to time, which are incorporated by reference into this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 21, 2026.

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About This Prospectus

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus under “Selling Stockholders” of up to 11,657,221 shares of Common Stock, which consists of 1,197,221 shares of Common Stock and up to 10,460,000 shares of Common Stock issuable upon the exercise of warrants to purchase shares of our Common Stock. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the Common Stock by the selling stockholders.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC. It omits some of the information contained in the registration statement, and reference is made to the full registration statement for further information about us and the securities being offered by the selling stockholders. Any statement contained in the prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance, reference is made to the copy of the document filed. You should review the complete document to evaluate these statements. You should read both this prospectus and any prospectus supplement together with the additional information referenced under the headings “Where You Can Find More Information” and “Information We Incorporate By Reference.”

We and the selling stockholders have not authorized anyone to provide you with different information from the information contained or incorporated by reference in this prospectus and in any prospectus supplement or free writing prospectus that we may provide you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We and the selling stockholders are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

Unless we otherwise state or the context otherwise indicates, all references in this prospectus to “B&W,” the “Company,” “us,” “our,” or “we” or similar references, mean Babcock & Wilcox Enterprises, Inc.

Where You Can Find More Information

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a result, we file periodic reports, proxy statements and other information with the SEC. These filings are available on the SEC’s website at http://www.sec.gov. You may read and copy any periodic reports, proxy statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the SEC’s Public Reference Room. You may also inspect our periodic reports, proxy statements and other information at our website, http://www.babcock.com. The information contained on or accessible through our website is not a part of this prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus.

Information We Incorporate By Reference

This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus from the date we file that document. Any documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC (including those portions of our Definitive Proxy Statement on Schedule 14A, as filed with the SEC, specifically incorporated by reference in our Annual Report on Form 10-K or amendments thereto) after the date of this prospectus and before the date that the prospectus is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	we incorporate by reference the documents listed below and any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (2) after the date of this prospectus until the offering of the securities is terminated:

ii

•	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 16, 2026;

•	the portions of our definitive Proxy Statement on Schedule 14A that are incorporated by refence into Part III of our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 16, 2026;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on May 11, 2026;

•	our Current Reports on Form 8-K filed with the SEC on January 12, 2026, January 27, 2026 (solely with respect to Item 5.02), March 3, 2026, March 4, 2026 (solely with respect to Items 1.01 and 8.01 and Exhibit 99.3), March 11, 2026, and May 18, 2026 (solely with respect to Item 1.01); and

•	the description of our capital stock contained in our Annual Report on Form 10-K, filed as Exhibit 4.2 on the Form 10-K for the year ended December 31, 2019 (File No. 001-36876), including any amendment or report filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. You may request those documents from us by contacting us at the following address:

Babcock & Wilcox Enterprises, Inc.
Attention: Corporate Secretary
1200 East Market Street
Suite 650
Akron, OH 44305
(330) 753-4511

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Prospectus Summary

The following summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus, including our financial statements, the notes to those financial statements and the other documents that are incorporated by reference into this prospectus, before making an investment decision. See “Risk Factors” beginning on page 3 of this prospectus, along with the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2025, as updated by our subsequent filings under the Exchange Act, which are incorporated by reference herein, for a discussion of the risks involved in investing in our securities.

Our Business

We are a globally-focused energy technologies provider with nearly 160 years of experience providing diversified energy and emissions control solutions to a broad range of industrial, electrical utility, municipal and other customers.

We support global energy needs and baseload power demand by providing advanced technologies that utilize coal, natural gas, hydrogen, waste and biomass to produce energy, environmental solutions and carbon capture systems. Our proven platforms help utilities, data centers, oil and gas, and other industries meet rising demand, while our comprehensive aftermarket services keep existing power plants operating efficiently. We provide time-tested natural gas fired boilers and steam turbine solutions to align with customers’ speed- to-market requirements. For example, as of May 2026, our modular power option provides 1 GW of total targeted capacity by using twenty 50 MW units, which could become operational in as fast as 24 months (from full notice to proceed to asset energization); we will be utilizing our large boilers to provide Base Electron 1.2 GW of total targeted capacity by using four 300 MW units, which could become operational in 36 to 40 months (from full notice to proceed to asset energization); and we are in discussions with utilities and others to utilize high- efficiency supercritical boilers to provide 1.2 GW of total targeted capacity by using two 600 MW units, which could become operational in 40 to 46 months (from full notice to proceed to asset energization). Further, our advanced environmental and decarbonization technologies help to reduce greenhouse gases and other emissions and capture carbon. We also are investing in new coal and natural gas technologies to produce steam, syngas or hydrogen from solid fuels and simultaneously isolate and capture CO2.

Our vast installed base of power generation equipment, as of May 2026, is comprised of approximately 500 utility and industrial boiler units, 5,000 industrial water-tube package boilers and other waste heat recovery products, and 300 renewable energy units, includes aftermarket parts, construction, maintenance and field services. We have an extensive global base of installed equipment for utilities and general industrial applications including refining, petrochemical, food processing, metals and others. We provide aftermarket parts, construction, maintenance, engineered upgrades and field services for our installed base as well as the installed base of other original equipment manufacturers. Aftermarket activity driven by our installed base represented 88% of revenue in the Q1 2026 LTM period. As of May 2026, we are America’s only full-scope coal-fired power supplier with fully integrated technology, engineering, manufacturing, and construction capabilities. The need for coal energy has several drivers. According to the U.S. Energy Information Administration “Electric Power Monthly” preliminary 2025 figures, only 49% of nameplate coal energy is in use today. Natural gas prices are rising, as well. Per the United States Energy Information Administration “Short-Term Energy Outlook” (data as of April 7, 2026) natural gas prices, as expressed in dollars per million BTU, were $2.19 in 2024 and expected to reach $3.53 and $3.67 in 2025 and 2026, respectively. As of May 2026, political support for coal energy exists, which further supports our business. The United States federal government issued two executive orders supporting coal energy, including “Reinvigorating America’s Beautiful Clean Coal Industry and Amending Executive Order 14241” and “Strengthening United States National Defense with America’s Beautiful Clean Coal Power Generation Fleet” in 2025 and 2026, respectively. Lastly, according to the March 2026 Research and Markets “Coal Industry Research and Global Long-term Forecast Report 2025-2035” the global demand for coal is expected to grow from $768B to $1,430B.

In addition to our aftermarket offerings, we also provide complete steam generation systems including package boilers, watertube and firetube waste heat boilers, and other boilers to medium and heavy industrial customers. Our unique range of offerings, coupled with the strength of our brand, provides a competitive advantage in existing and emerging markets, including utilities and power generation, AI data centers, and other industrial markets, including oil and gas. We also offer specialized technologies in industrial energy production, including hydrogen and syngas. 88% of the revenue generated in the Q1 2026 LTM period comes from North America where we have focused our strategy.

Our business is supported by increasing global demand for energy. Per the International Energy Agency “World Energy Outlook 2026”, global electricity demand is expected to reach 27,290 TWh in 2024, 37,819 TWh in 2035, and 50,667 TWh in 2050. The forecast represents a scenario based on a narrow reading of policy settings, which includes only those policies and measures that have been adopted in legislation and regulation. It does not include announced intentions, targets, or plans that have not yet been implemented, and it does not assume that time-bound policies are strengthened, extended, or renewed after they expire.

Our business depends significantly on the capital, operations and maintenance expenditures of global electric power generating companies, including renewable and thermal powered heat generation industries and industrial facilities with environmental compliance policy requirements. Several factors may influence these expenditures, including:

•	climate change initiatives promoting environmental policies to meet legislative requirements and clean energy portfolio standards in North America, South America, Africa, Europe, Middle East and Asia;

•	regulations requiring environmental improvements in various industries and global markets;

•	expectations regarding future governmental requirements to further limit or reduce greenhouse gas and other emissions in the United States, Europe and other international climate change sensitive countries;

•	prices for electricity, along with the cost of production and distribution, including the cost of fuels, within North America, South America, Africa, Europe, Middle East and Asia;

•	demand for electricity and other end products of steam-generating facilities;

•	level of capacity utilization at operating power plants and other industrial users of steam production;

•	maintenance and upkeep requirements at operating power plants, including to address the accumulated effects of usage;

•	overall strength of the industrial industry;

•	ability of electric power generating companies and other steam users to raise capital; and

•	the impact of geopolitical conflicts, including the ongoing conflicts in Ukraine and the Middle East.

Customer demand is heavily affected by the variations in our customers’ business cycles, power demand in their operating territories and by the overall economies and energy, environmental and noise abatement needs of the countries in which they operate.

Pipeline

Our pipeline has grown 84% quarter over quarter from the end of the first quarter of 2025 to the end of the first quarter of 2026, from approximately $7.6 billion to over $14.0 billion. As of May 2026, we estimate our pipeline for our BrightLoop™ technology to be more than $2.3 billion. We are targeting small-scale deployment of the BrightLoop technology in 2027, medium-scale deployment in 2029, and large-scale deployment in 2032.

Pipeline represents our uncontracted, potential opportunities, which have been identified and are in active discussions, that could reach a decision to proceed over the next 36 months. Pipeline is an internal metric monitored by management to understand the anticipated growth of our Company and our estimated future revenue, which may increase or decrease from time to time.

We cannot guarantee that our pipeline will result in actual revenue in the originally anticipated period or at all. Pipeline may not generate margins equal to our historical operating results. Our customers may experience project delays or cancel orders as a result of external market factors and economic or other factors beyond our control. If our pipeline fails to result in revenue as anticipated or in a timely manner, we will experience a reduction in expected revenue, profitability, and liquidity.

Customer demand is heavily affected by the variations in our customers’ business cycles, power demand in their operating territories and by the overall economies and energy, environmental and noise abatement needs of the countries in which they operate.

Corporate Information

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 1200 East Market Street, Akron, Ohio 44305. Our telephone number is (330) 753-4511. Our website is http://www.babcock.com. The information contained on or accessible through our website is not a part of this prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus.

Additional Information

For additional information about us, please refer to the documents set forth under “Information Incorporated by Reference” in this prospectus.

Risk Factors

An investment in our Common Stock involves a high degree of risk, including the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2025, as updated by our subsequent filings under the Exchange Act, which are incorporated by reference into this prospectus in their entirety. Before purchasing the shares, you should carefully consider each of the following risk factors as well as the other information contained in this prospectus and the documents incorporated by reference, including our consolidated financial statements and the related notes. Each of these risk factors, either alone or taken together, could materially and adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in the shares. The risks described below are not the only ones we face. Additional risks of which we are not presently aware or that we currently believe are immaterial which may also impair our business operations and financial position. If any of the events described below were to occur, our financial condition, our results of operations or our future growth prospects could be materially and adversely affected. As a result, you could lose some or all of any investment you may have made or may make in our Company.

Risks Related to Our Business

You should read and consider the significant risk factors specific to our business before making an investment decision. Those risks are described in the section entitled “Risk Factors—Risks Relating to Our Industry and Our Business” in our Annual Report on Form 10-K for the year ended December 31, 2025. Please be aware that additional risks and uncertainties not currently known to us or that we currently deem immaterial could also materially and adversely affect our business, results of operations, financial condition, cash flows, prospects or the value of our Common Stock.

Risks Related to this Offering

The market price and trading volume of our Common Stock may be volatile.

The U.S. stock markets, including the NYSE, on which our Common Stock is listed under the symbol “BW,” have experienced significant price and volume fluctuations. As a result, the market price of shares of our Common Stock is likely to be similarly volatile, and investors in shares of our Common Stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. We cannot assure you that the market price of our Common Stock will not fluctuate or decline significantly in the future.

In addition to the other risks included or incorporated by reference herein, a number of factors could negatively affect our share price or result in fluctuations in the price or trading volume of our Common Stock, including:

•	fluctuations in our quarterly or annual earnings or those of other companies in our industry;

•	failure of our operating results to meet the estimates of securities analysts or the expectations of our shareholders;

•	securities analysts’ changes in their estimates of our future earnings;

•	announcements by us or our customers, suppliers or competitors;

•	the depth and liquidity of the market for our Common Stock;

•	changes in our liquidity position;

•	our compliance with our obligations under our debt facility;

•	changes in laws or regulations that adversely affect our industry or us;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic, industry and stock market conditions;

•	future sales of our Common Stock by our shareholders, including affiliates of BRC Group Holdings;

•	the concentration of ownership of our Common Stock;

•	future purchases of our Common Stock;

•	future issuances of our Common Stock by us, including through our at-the-market sales program;

•	payment of dividends on our Preferred Stock;

•	our ability to pay dividends in the future; and

•	the realization of any of the other risk factors included in or incorporated by reference into this prospectus supplement.

Many of the factors listed above are beyond our control. These factors may cause the price of our Common Stock to decline, regardless of our results of operations, business, or prospects. It is impossible to assure that the market price of our Common Stock will not fall in the future.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their Common Stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on our cash flows, our ability to execute our business strategy and our ability to make distributions to our stockholders.

Sales or issuances of shares of our Common Stock may adversely affect the market price of our Common Stock.

Future sales or issuances of our Common Stock or other equity related securities may adversely affect the market price of our Common Stock, including any shares of our Common Stock issued to finance capital expenditures, finance acquisitions or repay debt. In April 2024, we entered into a Sales Agreement, establishing an “at the market offering” program (the “2024 Sales Agreement”), which permitted us to issue and sell shares of our Common Stock having an aggregate offering price of up to $50.0 million. As of December 31, 2025, an aggregate of 20.0 million shares of Common Stock were sold pursuant to the 2024 Sales Agreement, for net proceeds of $40.4 million. In November 2025, we entered into the 2025 Sales Agreement, another “at the market offering” program, which permits us to issue and sell shares of our Common Stock having an aggregate offering price of up to $200.0 million. As of May 12, 2026, 23.1 million shares have been sold pursuant to the 2025 Sales Agreement for net proceeds of $137.5 million.

On November 4, 2025, in connection with the entry into a limited notice to proceed (“LNTP”) with Applied Digital Corporation (“Applied Digital”), we (i) issued to Applied Digital, in a private placement, 0.5 million shares of Common Stock for a purchase price of $2.0 million and a warrant to purchase 2.6 million shares of our Common Stock at an exercise price of $4.11, and (ii) agreed to issue an additional warrant to purchase up to 7.86 million shares of our Common Stock upon execution of a definitive agreement with Applied Digital relating to our designing and installing natural gas technology that will provide 1.2 gigawatts of efficient energy for an Applied Digital AI data center. Prior to the issuance of the additional warrant, Applied Digital assigned its rights to receive a portion of such additional warrants to Base Electron, Inc. In connection with the private placement, we entered into a registration rights agreement, dated as of November 4, 2025, granting certain registration rights with respect to the shares and the shares issuable upon the exercise of the warrants, pursuant to which we are filing this prospectus. On February 26, 2026, a definitive agreement was executed between Base Electron and the Company (the “Design-Build Agreement”), with Applied Digital as the guarantor, and on March 18, 2026, we issued to Applied Digital a warrant to purchase 2,630,000 shares of our Common Stock and to Base Electron a warrant to purchase 5,230,000 shares of our Common Stock.

Additionally, we are party to a Registration Rights Agreement with BRC Group Holdings, Inc. (formerly B. Riley Financial, Inc.), an affiliate of an underwriter, (including their affiliates, “BRC Group Holdings”), pursuant to which we filed a resale shelf registration statement permitting the resale of approximately 25.6 million shares of our Common Stock. We may also be required to register for resale any additional shares of our Common Stock that BRC Group Holdings may acquire in the future. We have refreshed our at-the-market offerings in the past and expect to refresh our at-the-market programs periodically, which could lead to additional dilution for our stockholders in the future.

Any sales of substantial amounts of our Common Stock, or the perception that these sales might occur, could lower the market price of our Common Stock and limit our ability to raise capital through the issuance of equity securities. Any sales, or perception of sales, by our existing shareholders could also impact the perception of shareholder support for us, which could in turn negatively affect our customer and supplier relationships. Further, if we were to issue additional equity securities (or securities convertible into or exchangeable or exercisable for equity securities) to raise additional capital, including in connection with any financing, or if our outstanding warrants are converted to Common Stock, our shareholders’ ownership interests in us will be diluted and the value of our Common Stock may be reduced.

We may issue additional preferred stock that could dilute the voting power or reduce the value of our Common Stock.

Our certificate of incorporation authorizes us to issue, without the approval of our shareholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our Common Stock respecting dividends and distributions, as our board of directors generally may determine. In 2021, we issued 7.7 million shares of our 7.75% Series A Cumulative Perpetual Preferred Stock. The terms of one or more additional classes or series of preferred stock could dilute the voting power or reduce the value of our Common Stock. For example, we could grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of the Common Stock.

Future offerings of debt securities or preferred equity securities, which would be senior to our Common Stock, may adversely affect the market price of our Common Stock.

In the future, we may attempt to increase our capital resources by offering debt or preferred equity securities, including medium term notes, senior or subordinated notes and classes of preferred stock. Debt securities or shares of preferred stock will generally be entitled to receive interest payments or distributions, both current and in connection with any liquidation or sale, prior to the holders of our Common Stock.

We are not required to offer any such additional debt or preferred equity securities to existing Common Stockholders on a preemptive basis, and we may generally issue any such debt or preferred equity securities in the future without obtaining the consent of our common stockholders. As a result, any such future offerings of debt securities or preferred equity securities may adversely affect the market price of the Common

Stock.

We do not currently pay regular dividends on our Common Stock, so holders of our Common Stock may not receive funds without selling their shares of our Common Stock.

We have no current intent to pay a regular dividend on our Common Stock, and dividend payments are restricted by our lending agreements. Our board of directors will determine the payment of future dividends on our Common Stock, if any, and the amount of any dividends in light of applicable law, contractual restrictions limiting our ability to pay dividends, our earnings and cash flows, our capital requirements, our financial condition, and other factors our board of directors deems relevant. Accordingly, our shareholders may have to sell some or all of their shares of our Common Stock in order to generate cash flow from their investment.

Provisions in our corporate documents and Delaware law could delay or prevent a change in control of the Company, even if that change may be considered beneficial by some shareholders.

The existence of some provisions of our certificate of incorporation and bylaws and Delaware law could discourage, delay or prevent a change in control of the Company that a shareholder may consider favorable.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for shares of our Common Stock.

We believe these provisions protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal and are not intended to make the Company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our board of directors determines is in the best interests of the Company and our shareholders.

Disclosure Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical or current fact included in this prospectus are forward-looking statements. These forward-looking statements include, without limitation, statements regarding expected demand, our pipeline, technology, and opportunities. You should not place undue reliance on these statements. Forward-looking statements may include words such as “expect,” “intend,” “plan,” “likely,” “seek,” “believe,” “project,” “forecast,” “target,” “goal,” “potential,” “estimate,” “may,” “might,” “will,” “would,” “should,” “could,” “can,” “have,” “due,” “anticipate,” “assume,” “contemplate,” “continue” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, but not limited to: the potential for future conditions that could raise substantial doubt as to our ability to continue as a going concern, which has occurred in the past; our obligation to refinance or repay our 6.50% Notes due 2026 prior to their maturity; risks associated with contractual pricing in our industry; disputes with customers with long-term contracts; the performance of third parties and subcontractors on whom we rely; disruptions at our or third-party manufacturing facilities; our ability to execute our growth strategy; our evaluation of strategic alternatives; our ability to deliver our backlog on time or at all; professional liability, product liability, warranty or other claims; inadequate insurance coverage; our ability to compete successfully against current and future competitors; our development of new products; cyclical and economic impacts on demand for our products; compliance with government regulations; legislative and regulatory developments impacting our business; supply chain issues; the financial and other covenants in our debt agreements; our ability to maintain adequate bonding and letter of credit capacity; impairment to our goodwill or other indefinite-lived intangible assets; our exposure to credit risk; disruptions in, or failures of, our information technology systems, including those related to cybersecurity; failure to comply with data and privacy laws, regulations and standards, or if we fail to properly maintain the integrity of our data, protect our proprietary rights to our systems or defend against cybersecurity attacks, we may be subject to government or private actions due to breaches; failure to protect our intellectual property rights, or inability to obtain or renew licenses to use intellectual property of third parties; uncertainty over tariffs and their impacts; sanctions and export controls; international political, economic and other uncertainties; fluctuations in the value of foreign currencies could harm our profitability; volatility of the market price and trading volume of our Common Stock; dilution of our common shareholders’ ownership or voting power; the significant influence of BRC Group Holdings, Inc., an affiliate of one of our underwriters, over us; anti-takeover provisions in our corporate documents; changes in tax rates or tax law; our ability to use net operating losses and certain tax credits; failure to maintain effective internal control over financial reporting; new accounting pronouncements or changes in existing accounting standards and practices; our ability to attract and maintain key personnel; our relationship with labor unions; pension and medical expenses associated with our retirement benefit; natural disasters or other events beyond our control; and the risks and uncertainties described under the heading “Risk Factors” in our periodic reports filed with the SEC, including our most recent Annual Report on Form 10-K, as well as this prospectus, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While we believe that these assumptions underlying the forward-looking statements are reasonable, forward-looking statements are subject to uncertainties and factors relating to our operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements.

The forward-looking statements included herein are made only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

The risks included in this section are not exhaustive. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth in the section entitled “Risk Factors” beginning on page 3 and in the documents incorporated by reference to this prospectus.

Use of Proceeds

All of the Common Stock offered and sold under this prospectus are being offered and sold for the account of the selling stockholders. We will not receive any of the proceeds from the sale of this Common Stock. We have agreed to pay all costs, expenses and fees relating to the registration of the shares of our Common Stock covered by this prospectus. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the Common Stock.

Description of Capital Stock

Introduction

In the discussion that follows, we have summarized selected provisions of our restated certificate of incorporation as amended (our “certificate of incorporation”), and our amended and restated bylaws (our “bylaws”), relating to our capital stock. This summary is not complete. This discussion is qualified in its entirety by reference to our certificate of incorporation and bylaws. You should read the provisions of our certificate of incorporation and bylaws as currently in effect for provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Information We Incorporate By Reference.”

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of Common Stock and 20,000,000 shares of preferred stock. Each authorized share of our capital stock has a par value of $0.01 per share. As of May 19, 2026, 148,839,531 shares of Common Stock are outstanding and 7,668,817 shares of preferred stock are outstanding. The number of shares of Common Stock outstanding excludes: 5,493 shares of Common Stock available for the award under the Company’s Amended and Restated 2021 Long-Term Incentive Plan as of May 6, 2026; 26,818 shares issuable upon the exercise of outstanding options as of May 6, 2026, with a weighted average exercise price of $41.70; 2,103,372 shares issuable upon the vesting of outstanding restricted stock units as of May 6, 2026; and 10,460,000 shares issuable upon the exercise of the warrants. The number of shares of Common Stock outstanding does not include up to approximately $58.2 million of our Common Stock that remain available for sale as of May 19, 2026 under our “at-the-market” offering with B. Riley Securities, Inc., among others, as sales agents.

Common Stock

Each share of our Common Stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders, other than any matter that (1) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (2) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the Common Stock. No share of our Common Stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Our board of directors may grant holders of preferred stock, in the resolutions creating the series of preferred stock, the right to vote on the election of directors or any questions affecting our company.

Holders of our Common Stock are entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Any future dividends will be paid at the discretion of our board of directors after taking into account various factors, including:

•	general business conditions;

•	industry practice;

•	our financial condition and performance;

•	our future prospects;

•	our cash needs and capital investment plans;

•	our obligations to holders of any preferred stock we may issue;

•	income tax consequences; and

•	the restrictions Delaware and other applicable laws and our contractual arrangements then impose.

If we liquidate or dissolve our business, the holders of our Common Stock will share ratably in all our assets that are available for distribution to our stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

Our Common Stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund. All of our outstanding shares of Common Stock are fully paid and non-assessable.

Our Common Stock is listed on the New York Stock Exchange under the symbol “BW.” The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.

Preferred Stock

At the direction of our board of directors, without any action by the holders of our Common Stock, we may issue one or more series of preferred stock from time to time. Our board of directors can determine the number of shares of each series of preferred stock, the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of our Common Stockholders. For example, any preferred stock issued may rank senior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. As a result, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, may discourage an unsolicited acquisition proposal or bids for our Common Stock or may otherwise adversely affect the market price of our Common Stock or any existing preferred stock.

7.75% Series A Cumulative Perpetual Preferred Stock

General

Our 7.75% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) represents a single series of our authorized preferred stock. We have filed a certificate of designations with respect to the Series A Preferred Stock with the Secretary of the State of Delaware. The outstanding shares of the Series A Preferred Stock are fully paid and non-assessable.

The number of authorized shares of the Series A Preferred Stock is 10,401,580. The number of authorized shares of the Series A Preferred Stock may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock, less all shares of any other series of preferred stock authorized at the time of such increase) or decreased (but not below the number of shares of the Series A Preferred Stock then outstanding) by resolution of our board of directors (or a duly authorized committee of our board of directors), without the vote or consent of the holders of the Series A Preferred Stock. Shares of the Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series. We have the authority to issue fractional shares of the Series A Preferred Stock.

We reserve the right to re-open this series and issue additional shares of the Series A Preferred Stock either through public or private sales at any time and from time to time without notice to or the consent of holders of the Series A Preferred Stock. The additional shares of the Series A Preferred Stock would be deemed to form a single series with the Series A Preferred Stock offered by this prospectus supplement and the accompanying prospectus. Each share of the Series A Preferred Stock shall be identical in all respects to every other share of the Series A Preferred Stock. As used in this prospectus supplement, “accrual” (or similar terms) used with respect to a dividend or dividend period refers only to the determination of the amount of such dividend and does not imply that any right to a dividend in any dividend period that arises prior to the date on which such dividend is declared.

In addition, subject to the limitations described herein, we may issue additional preferred stock from time to time in one or more series, each with such designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, as our board of directors (or a duly authorized committee of our board of directors) may determine prior to the time of such issuance.

The registrar, transfer agent and distributions disbursing agent for the Series A Preferred Stock as of May 7, 2021 (the “Original Issue Date”) is Computershare Trust Company, N.A. We may terminate such appointment and may appoint a successor transfer agent, registrar and/or distributions disbursing agent for the Series A Preferred Stock at any time and from time to time. The transfer agent, registrar and/or distributions disbursing agent may be a person or entity affiliated with us.

Ranking

The Series A Preferred Stock will, as to dividend rights and rights as to the distribution of assets upon our liquidation, dissolution or winding up, rank:

(1)	Senior to all classes or series of our Common Stock and to all other capital stock issued by us expressly designated as ranking junior to the Series A Preferred Stock;

(2)	On parity with any future class or series of our capital stock expressly designated as ranking on parity with the Series A Preferred Stock, none of which exists on the date hereof;

(3)	Junior to any future class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock, none of which exists on the date hereof; and

(4)	Junior to all our existing and future indebtedness (including subordinated indebtedness and any indebtedness convertible into our Common Stock or preferred stock) and other liabilities with respect to assets available to satisfy claims against us and structurally subordinated to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing or future subsidiaries.

We may issue junior capital stock described in (1) above and parity capital stock described in (2) above at any time and from time to time in one or more series without the consent of the holders of the Series A Preferred Stock. Our ability to issue any senior capital stock described in (3) above is limited as described under “—Limited Voting Rights.”

Dividends

Subject to the preferential rights, if any, of the holders of any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock as to dividends, holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), only out of funds legally available for the payment of dividends, cumulative cash dividends at the annual rate of 7.75% of the $25.00 liquidation preference per year (equivalent to $1.9375 per year). A “dividend period” is the period from and including a dividend payment date (as defined below) and continuing to, but excluding, the next succeeding dividend payment date. Dividends on the Series A Preferred Stock will accumulate and be cumulative from, and including, the issue date for each such share of Series A Preferred Stock.

Dividends, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), will be payable quarterly in arrears on March 31, June 30, September 30 and December 31, each of which we refer to as a “dividend payment date”; provided that if any dividend payment date is not a business day, as defined in the certificate of designations with respect to the Series A Preferred Stock, then such date will nevertheless be a dividend payment date but the dividend which would otherwise have been payable on that dividend payment date, when, as and if declared, will be paid on the next succeeding business day and no interest, additional dividends or other sums will accumulate on the amounts so payable for the period from and after that dividend payment date to that next succeeding business day.

Any dividend, including any dividend payable on the Series A Preferred Stock for any dividend period (or portion thereof) will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record of Series A Preferred Stock as they appear in the transfer agent’s records at the close of business on the applicable record date, which will be the date that our board of directors (or a duly authorized committee of our board of directors) designates for the payment of a dividend that is not more than 30 nor less than 10 days prior to the dividend payment date.

Our board of directors (or a duly authorized committee of our board of directors) will not authorize, pay or set apart for payment by us any dividend on the Series A Preferred Stock at any time that:

•	the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting apart for payment;

•	the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, provides that such authorization, payment or setting apart for payment thereof would constitute a breach of, or a default under, such agreement; or

•	the law restricts or prohibits the authorization or payment.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accumulate whether or not:

•	the terms and provisions of any of our agreements relating to our indebtedness prohibit such authorization, payment or setting apart for payment;

•	we have earnings;

•	there are funds legally available for the payment of the dividends; or

•	the dividends are authorized.

Accordingly, if our board of directors (or a duly authorized committee of our board of directors) does not declare a dividend on the Series A Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend shall accumulate and an amount equal to such accumulated dividend shall become payable out of funds legally available therefor upon the liquidation, dissolution or winding up of our affairs (or earlier redemption of such Series A Preferred Stock), to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption, as the case may be. No interest, or sums in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock, which may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of the full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividends due with respect to those shares.

Restrictions on Dividends, Redemption and Repurchases

So long as any share of the Series A Preferred Stock remains outstanding, unless we also have either paid or declared and set apart for payment full cumulative dividends on the Series A Preferred Stock for all past completed dividend periods, we will not during any dividend period:

•

pay or declare and set apart for payment any dividends or declare or make any distribution of cash or other property on Common Stock or other capital stock that ranks junior to or on parity with the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up (other than, in each case, (a) a dividend paid in Common Stock or other stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up or (b) any declaration of a Common Stock dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan);

•	redeem, purchase or otherwise acquire Common Stock or other capital stock that ranks junior to or on parity with the Series A Preferred Stock (other than the Series A Preferred Stock) with respect to dividend rights and rights to the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up (other than (a) by conversion into or exchange for Common Stock or other capital stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up, (b) the redemption of shares of our stock pursuant to the provisions of our charter relating to the restrictions upon ownership and transfer of our stock, (c) a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and any other capital stock that ranks on parity with the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up, (d) purchases, redemptions or other acquisitions of shares of our capital stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up pursuant to any employment contract, dividend reinvestment and stock purchase plan, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or advisors, (e) through the use of the proceeds of a substantially contemporaneous sale of stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up), or (f) purchases or other acquisitions of shares of our capital stock pursuant to a contractually binding stock repurchase plan existing prior to the preceding dividend payment date on which dividends were not paid in full); or

•	redeem, purchase or otherwise acquire Series A Preferred Stock (other than (a) by conversion into or exchange for Common Stock or other capital stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up, (b) a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock or (c) with respect to redemptions, a redemption pursuant to which all shares of Series A Preferred Stock are redeemed).

Notwithstanding the foregoing, if our board of directors (or a duly authorized committee of our board of directors) elects to declare only partial instead of full dividends for a dividend payment date and related dividend period on the shares of the Series A Preferred Stock or any class or series of our capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends, then, to the extent permitted by the terms of the Series A Preferred Stock and each outstanding class or series of our capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends, such partial dividends shall be declared on shares of the Series A Preferred Stock and class or series of our capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period, in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, “full dividends” means, as to any class or series of our capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such class or series of our capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series A Preferred Stock or any class or series of our capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), then, for purposes of this paragraph, our board of directors (or a duly authorized committee of our board of directors) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any class or series of our capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends and dividend period(s) with respect to the Series A Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such class or series of our capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends and the Series A Preferred Stock.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of our board of directors) may be declared and paid on any Common Stock or other stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up from time to time out of any funds legally available therefor, and the shares of the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series A Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders (i.e., after satisfaction of all our liabilities to creditors, if any) and, subject to the rights of holders of any shares of each other class or series of capital stock ranking, as to rights to the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up senior to the Series A Preferred Stock, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of Common Stock or any other class or series of our capital stock ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, junior to the Series A Preferred Stock (the “liquidation preference”).

If, upon our voluntary or involuntary liquidation, dissolution or winding up of our affairs, our assets legally available for distribution to our stockholders are insufficient to pay the full amount of the liquidation preference on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of our capital stock ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock, then the holders of the Series A Preferred Stock and each such other class or series of our capital stock ranking, as to rights to the distribution of assets any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidation preference to which they would otherwise be respectively entitled. In any such distribution, the “liquidation preference” of any holder of our capital stock other than the Series A Preferred Stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder of stock on which dividends accrue on a non-cumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable.

Holders of Series A Preferred Stock will be entitled to written notice of any voluntary or involuntary liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days prior to the payment date.

If the liquidation preference has been paid in full to all holders of the Series A Preferred Stock and each such other class or series of capital stock ranking, as to rights to the distribution of assets any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock, holders of shares of the Series A Preferred Stock and each such other class or series of capital stock ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock will have no right or claim to any of our remaining assets and the holders of shares of our Common Stock or any class or series of capital stock ranking, as to rights to the distribution of assets any voluntary or involuntary liquidation, dissolution or winding up, junior to the Series A Preferred Stock, will be entitled to receive all of our remaining assets according to their respective rights and preferences.

Our consolidation, merger or other business combination of us with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of our assets, property or business will not be deemed to constitute our liquidation, dissolution or winding up.

The certificate of designations relating to the Series A Preferred Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series A Preferred Stock even though it is substantially in excess of the par value thereof. Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Series A Preferred Stock, to participate in the assets of any of our subsidiaries upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.

Optional Redemption

The Series A Preferred Stock is not redeemable prior to May 7, 2026, except under the circumstances described under “—Special Optional Redemption.”

On or after May 7, 2026, the Series A Preferred Stock may be redeemed at our option, in whole or in part, from time to time, at a redemption price of $25.00 per share of Series A Preferred Stock, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Stock up to, but not including, the date of such redemption, upon the giving of notice, as provided below.

Redemption Procedures

In the event we elect to redeem Series A Preferred Stock, notice of redemption will be mailed to each holder of record of Series A Preferred Stock called for redemption at such holder’s address as it appear on our stock transfer records, not less than 30 nor more than 60 days prior to the date fixed for redemption. Any notice mailed as provided in this paragraph shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are issued in book-entry form through The Depository Trust Company (“DTC”) or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility.

The notice will notify the holder of the election to redeem the shares and will state at least the following:

•	the date fixed for redemption thereof, which we refer to as the “Redemption Date”;

•	the redemption price;

•	the number of shares of Series A Preferred Stock to be redeemed (and, if fewer than all the shares are to be redeemed, the number of shares to be redeemed from such holder or the method for determining such number);

•	the place(s) where holders may surrender certificates, if any, evidencing the Series A Preferred Stock for payment;

•	if applicable, that the Series A Preferred Stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Delisting Event or Change of Control (each as defined below), as applicable, and a brief Description of transaction or transactions or circumstances constituting such Delisting Event or Change of Control, as applicable;

•	if applicable, that the holders of the Series A Preferred Stock to which the notice relates will not be able to convert such shares of Series A Preferred Stock in connection with the Delisting Event or Change of Control, as applicable, and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, for redemption will be redeemed on the related date of redemption instead of converted on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable; and

•	that dividends on such shares of Series A Preferred Stock will cease to accumulate on the date prior to the Redemption Date.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata (as nearly as practicable without creating fractional shares) or by lot. So long as all shares of Series A Preferred Stock are held of record by the nominee of DTC, we will give notice, or cause notice to be given, to DTC of the number of Series A Preferred Stock to be redeemed, and DTC will determine the number of Series A Preferred Stock to be redeemed from the account of each of its participants holding such shares in its participant account. Thereafter, each participant will select the number of shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series A Preferred Stock for its own account). A participant may determine to redeem Series A Preferred Stock from some beneficial owners (including the participant itself) without redeeming Series A Preferred Stock from the accounts of other beneficial owners. Subject to the provisions hereof, our board of directors (or a duly authorized committee of our board of directors) shall have full power and authority to prescribe the terms and conditions on which shares of Series A Preferred Stock shall be redeemed from time to time. If we shall have issued certificates for the Series A Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

On or after the Redemption Date, each holder of Series A Preferred Stock to be redeemed that holds a certificate other than through DTC book entry described below must present and surrender the certificates evidencing the shares of Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

From and after the Redemption Date or, if notice of redemption has been duly given, and if on or before the Redemption Date specified in the notice, all funds necessary for the redemption have been set aside by us, separate and apart from our other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available for that purpose, then, in each case unless we default in payment of the redemption price:

•	all dividends on the shares designated for redemption in the notice will cease to accumulate on or after the Redemption Date;

•	all rights of the holders of the shares, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends up to the date prior to the Redemption Date), will cease and terminate; and

•	the shares designated for redemption in the notice will be deemed to not be outstanding for any purpose whatsoever.

Any funds held in trust and unclaimed at the end of two years from the Redemption Date, to the extent permitted by law, shall be released from the trust so established and may be commingled with our other funds, and after that time the holders of the shares so called for redemption shall look only to us for payment of the redemption price of such shares.

Notwithstanding any other provision herein, any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the applicable record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date.

Special Optional Redemption

During any period of time (whether before or after May 7, 2026) that both (i) the Series A Preferred Stock are no longer (a) listed on the Nasdaq Stock Market (“Nasdaq”), the New York Stock Exchange (the “NYSE”), or the NYSE American, LLC (the “NYSE AMER”) or (b) listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or the NYSE AMER, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series A Preferred Stock is still outstanding (which we refer to collectively as a “Delisting Event”), we may, at our option, redeem the Series A Preferred Stock, in whole or in part and within 90 days after the date of the Delisting Event (the “Delisting Event Redemption Period”), by paying $25.00 per share of Series A Preferred Stock, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Stock up to, but not including, the date of such redemption.

In addition, during any period of time (whether before or after May 7, 2026), upon the occurrence of a Change of Control (defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part and within 120 days after the first date on which such Change of Control occurred (the “Change of Control Redemption Period”), by paying $25.00 per share of Series A Preferred Stock, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Stock up to, but not including, the date of such redemption.

If, prior to the Delisting Event Conversion Date or Change of Control Conversion Date (each as defined below), as applicable, we have provided or provide notice of redemption with respect to the Series A Preferred Stock (whether pursuant to our optional redemption right described above under “—Optional Redemption” or our special optional redemption described here), the holders of Series A Preferred Stock will not be permitted to exercise the conversion right described below under “— Conversion Rights” in respect of their shares called for redemption.

A “Change of Control” is when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•	following the closing of any transaction referred to in the bullet point above, neither we nor any acquiring or surviving entity (or if, in connection with such transaction shares of our Common Stock are converted into or exchanged for (in whole or in part) common capital stock of another entity, such other entity) has a class of common securities (or American Depositary Receipts representing such securities) (a) listed on Nasdaq, the NYSE or the NYSE AMER or (b) listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or the NYSE AMER.

Conversion Rights

Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of Series A Preferred Stock will have the right (unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide notice of our election to redeem the Series A Preferred Stock as described above under “— Optional Redemption” or “— Special Optional Redemption”) to convert some or all of the shares of Series A Preferred Stock held by such holder (the “Delisting Event Conversion Right” or “Change of Control Conversion Right,” as applicable) on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, into a number of shares of our Common Stock (or equivalent value of alternative consideration) per share of Series A Preferred Stock, or the “Common Stock Conversion Consideration,” equal to the lesser of:

•	the quotient obtained by dividing (1) the sum of (x) the $25.00 liquidation preference per share of Series A Preferred Stock plus (y) the amount of any accumulated and unpaid dividends to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount relating to such record date will be included in this sum) by (2) the Common Stock Price (as defined below); and

•	5.65611 (the “Share Cap”), which is the quotient obtained by dividing (i) the $25.00 liquidation preference per share of Series A Preferred Stock by (ii) one-half of the closing price of our common shares on the NYSE on May 3, 2021, subject to certain adjustments described below.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of shares of our Common Stock to existing holders of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our Common Stock that is equivalent to the product obtained by multiplying (1) the Share Cap in effect immediately prior to such Share Split by (2) a fraction, the numerator of which is the number of shares of our Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our Common Stock outstanding immediately prior to such Share Split.

In the case of a Delisting Event or Change of Control, as applicable, pursuant to, or in connection with, which our Common Stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Stock electing to exercise its Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Delisting Event or Change of Control, as applicable, had such holder held a number of shares of our Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Delisting Event or Change of Control, as applicable (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Delisting Event or Change of Control, as applicable, is referred to as the “Conversion Consideration”).

If the holders of our Common Stock have the opportunity to elect the form of consideration to be received in the Delisting Event or Change of Control, as applicable, the Conversion Consideration that the holders of Series A Preferred Stock will receive will be the form and proportion of the aggregate consideration elected by the holders of our Common Stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in, or in connection with, the Delisting Event or Change of Control, as applicable.

We will not issue fractional shares of Common Stock upon the conversion of the Series A Preferred Stock. In the event that the conversion would result in the issuance of fractional shares of Common Stock, we will pay the holder of Series A Preferred Stock the cash value of such fractional shares in lieu of such fractional shares.

Within 15 days following the expiration of the Delisting Event Redemption Period or the Change of Control Redemption Period, as applicable, (or, if we waive our right to redeem the Series A Preferred Stock prior to the expiration of the Delisting Event Redemption Period or the Change of Control Redemption Period, as applicable, within 15 days following the date of such waiver) we will provide to holders of Series A Preferred Stock a notice of occurrence of the Delisting Event or Change of Control, as applicable, that describes the resulting Delisting Event Conversion Right or Change of Control Conversion Right, as applicable. This notice will state the following:

•	the events constituting the Delisting Event or Change of Control, as applicable;

•	the date of the Delisting Event or Change of Control, as applicable;

•	date on which the Delisting Event Redemption Period or the Change of Control Redemption Period, as applicable, expired or was waived;

•	the last date on which the holders of Series A Preferred Stock may exercise their Delisting Event Conversion Right or Change of Control Conversion Right, as applicable;

•	the method and period for calculating the Common Stock Price (as defined below);

•	the “Delisting Event Conversion Date” or “Change of Control Conversion Date”, as applicable, which will be a business day fixed by our board of directors that is not fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of the Series A Preferred Stock;

•	if applicable, the type and amount of Conversion Consideration entitled to be received per share of Series A Preferred Stock;

•	the name and address of the paying agent and the conversion agent;

•	the procedures that the holders of Series A Preferred Stock must follow to exercise the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable; and

•	the last date on which holders of Series A Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series A Preferred Stock.

To exercise the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, each holder of Series A Preferred Stock will be required, on or before the close of business on the business day preceding the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, to notify us of the number of Series A Preferred Stock to be converted and otherwise to comply with any applicable procedures contained in the notice described above or otherwise required by the transfer agent or DTC for effecting the conversion.

The “Common Stock Price” for any Change of Control will be: (1) if the consideration to be received in the Change of Control by the holders of our Common Stock is solely cash, the amount of cash consideration per share of Common Stock; and (2) if the consideration to be received in the Change of Control by holders of our Common Stock is other than solely cash (x) the average of the closing prices for our Common Stock on the principal U.S. securities exchange on which our Common Stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our Common Stock is then traded, or (y) the average of the last quoted bid prices for our Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our Common Stock is not then listed for trading on a U.S. securities exchange.

The “Common Stock Price” for any Delisting Event will be the average of the closing price per share of our Common Stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Delisting Event.

Holders of the Series A Preferred Stock may withdraw any notice of exercise of a Delisting Event Conversion Right or Change of Control Conversion Right, as applicable (in whole or in part), by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the third business day preceding to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable. The notice of withdrawal must state:

•	the number of withdrawn shares of Series A Preferred Stock;

•	if certificated shares of Series A Preferred Stock have been issued, the receipt or certificate numbers of the withdrawn shares of Series A Preferred Stock; and

•	the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

Shares of Series A Preferred Stock as to which the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, unless prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide notice of our election to redeem such shares of Series A Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption rights. If we elect to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable Redemption Date $25.00 per share, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Stock up to, but not including, the date of such redemption. See “— Optional Redemption” and “— Special Optional Redemption.”

We will take commercially reasonable efforts to deliver the applicable Conversion Consideration no later than the third business day following the Delisting Event Conversion Date or the Change of Control Conversion Date, as applicable.

In connection with the exercise of any Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, we will comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into our Common Stock.

The Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, may make it more difficult for a third party to acquire us or discourage a party from acquiring us.

Shares of the Series A Preferred Stock are not convertible into or exchangeable for any other securities or property, except as provided above.

Limited Voting Rights

Holders of the Series A Preferred Stock shall not have any voting rights, except as set forth in this section or as otherwise required by law. In any matter in which the Series A Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series A Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference; provided that if the Series A Preferred Stock and any other stock ranking on parity to the Series A Preferred Stock as to dividend rights and rights as to the distribution of assets upon our liquidation, dissolution or winding up are entitled to vote together as a single class on any matter, the holders of each will vote in proportion to their respective liquidation preferences.

Right to Elect Two Directors on Nonpayment of Dividends

Whenever dividends on any shares of the Series A Preferred Stock, or any other voting preferred stock (as defined below), shall have not been declared and paid for six full quarterly dividend payments, whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares, voting together as a class with holders of any and all other series of voting preferred stock then outstanding, will be entitled to vote for the election of a total of two additional members of our board of directors (the “preferred stock directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirements of the NYSE (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided further that our board of directors shall at no time include more than two preferred stock directors. In that event, the number of directors on our board of directors shall automatically increase by two or our board will otherwise have two vacancies, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series A Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. Such request to call a special meeting for the initial election of the preferred stock directors after a nonpayment shall be made by written notice, signed by the requisite holders of the Series A Preferred Stock or other voting preferred stock, and delivered to our Secretary in such manner as provided for in the certificate of designations for the Series A Preferred Stock, or as may otherwise be required by law. As used in this prospectus supplement, “voting preferred stock” means any other class or series of our preferred stock ranking equally with the Series A Preferred Stock as to dividends (whether cumulative or non-cumulative) and the distribution of our assets upon liquidation, dissolution or winding up and upon which like voting rights to the Series A Preferred Stock have been conferred and are exercisable.

So long as a nonpayment shall continue, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series A Preferred Stock and all voting preferred stock when they have the voting rights described above (voting together as a single class); provided that the filling of any such vacancy shall not cause us to violate the corporate governance requirement of the NYSE (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. Any such vote to fill a vacancy in the office of a preferred stock director may be taken only at a special meeting called at the request of the holders of record of at least 20% of the Series A Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The preferred stock directors shall each be entitled to one vote per director on any matter.

If and when all accumulated dividends on the Series A Preferred Stock for all past completed dividend periods shall have been paid in full, holders of shares of Series A Preferred Stock shall be divested of the voting rights set forth above (subject to re-vesting in the event of each and every subsequent nonpayment) and, unless outstanding shares of voting preferred stock remain entitled to vote in the election of preferred stock directors, the term of office of such preferred stock directors so elected will terminate and the number of directors will be reduced accordingly.

Other Voting Rights

In addition, so long as any shares of Series A Preferred Stock remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and each other class or series of preferred stock entitled to vote thereon (voting together as a single class), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose:

•	authorize, create or issue, or increase the number of authorized or issued number of shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any of our authorized capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•	amend, alter or repeal the provisions of our restated certificate of incorporation, as amended, including the terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise, so as to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

If any event described in the second bullet point above would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole, disproportionately relative to any other class or series of voting preferred stock, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock, voting as a separate class, will also be required. Furthermore, if holders of shares of the Series A Preferred Stock receive the $25.00 per share of the Series A Preferred Stock liquidation preference plus all accrued and unpaid dividends thereon or greater amounts pursuant to the occurrence of any of the events described in the second bullet point immediately above, then such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above.

The following actions are not deemed to materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Stock:

•	any increase in the amount of our authorized Common Stock or preferred stock or the creation or issuance of capital stock of any class or series ranking, as to dividends (whether cumulative or not) or the distribution of assets upon our liquidation, dissolution or winding up, on parity with, or junior to, the Series A Preferred Stock; or

•	the amendment, alteration or repeal or change of any provision of our restated certificate of incorporation, as amended, including the certificate of designations establishing the Series A Preferred Stock, as a result of a merger, consolidation, reorganization or other business combination, if (A) the shares of the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, the shares of Series A Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series A Preferred Stock, taken as a whole, immediately prior to such consummation.

Without the consent of the holders of the Series A Preferred Stock, we may amend, alter, supplement or repeal any terms of the Series A Preferred Stock:

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the certificate of designations for the Series A Preferred Stock that may be defective or inconsistent, so long as such action does not materially and adversely affect the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole;

•	to conform the certificate of designations to the Description of Series A Preferred Stock set forth in this prospectus supplement; or

•	to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of the certificate of designations.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of the Series A Preferred Stock have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by us for the benefit of the holders of the Series A Preferred Stock to effect the redemption within 90 days unless all or a part of the outstanding shares of the Series A Preferred Stock are being redeemed with the proceeds from the sale of shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up.

The rules and procedures for calling and conducting any meeting of the holders of the Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the board of directors (or a duly authorized committee of the board of directors), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Amended and Restated Bylaws of the Corporation, applicable law and any national securities exchange or other trading facility on which the Series A Preferred Stock may be listed or traded at the time.

Holders of the Series A Preferred Stock will not have any voting rights with respect to, and the consent of the holders of the Series A Preferred Stock is not required for, the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the Series A Preferred Stock, except as set forth above.

No Preemptive Rights

Holders of the Series A Preferred Stock do not have any preemptive rights.

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock has no maturity date and we are not required to redeem the Series A Preferred Stock at any time. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right or, under circumstances where the holders of Series A Preferred Stock have a conversion right, such holders convert the Series A Preferred Stock into our Common Stock. The Series A Preferred Stock is not subject to any sinking fund.

Listing

The Series A Preferred Stock is listed on the New York Stock Exchange under the symbol “BW PRA”.

Limitation on Directors’ Liability and Renunciation of Business Opportunity

Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent Delaware law permits. Specifically, no director will be personally liable for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware; and

•	for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities.

Our certificate of incorporation expressly renounces any interest or expectancy of our company in, or in being offered an opportunity to participate in, any business opportunity that is presented to B. Riley FBR, Inc., Vintage Capital Management LLC, or their respective directors, officers, shareholders, or employees.

Statutory Business Combination Provision

As a Delaware corporation, we are subject to Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a Delaware corporation’s outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years following the date that person became an interested stockholder unless:

•	before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

•	on completion of the transaction that resulted in that person’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws

Some of the provisions of our certificate of incorporation and bylaws discussed below may have the effect, either alone or in combination with Section 203 of the General Corporation Law of the State of Delaware, of making more difficult or discouraging a tender offer, proxy contest, merger or other takeover attempt that our board of directors opposes but that a stockholder might consider to be in its best interest. These provisions could also have the effect of increasing the bargaining leverage of our board of directors, on behalf of our stockholders, in any future negotiations concerning a potential change of control of our company. Our board of directors has observed that certain tactics that bidders employ in making unsolicited bids for control of a corporation, including hostile tender offers and proxy contests, have become relatively common in modern takeover practice. Our board of directors considers those tactics to be disruptive and potentially contrary to the overall best interests of our stockholders. In particular, bidders may use these tactics in conjunction with an attempt to acquire a corporation at an unfairly low price. In some cases, a bidder will make an offer for less than all the outstanding capital stock of the target company, potentially leaving stockholders with the alternatives of partially liquidating their investment at a time that may be disadvantageous to them or retaining an investment in the target company under substantially different management with objectives that may not be the same as the new controlling stockholder. The concentration of control in our company that could result from such an offer could deprive our remaining stockholders of the benefits of listing on the New York Stock Exchange and public reporting under the Exchange Act.

While our board of directors does not intend to foreclose or discourage reasonable merger or acquisition proposals, it believes that value for our stockholders can be enhanced by encouraging would-be acquirers to forego hostile or coercive tender offers and negotiate terms that are fair to all stockholders with our board of directors. Our board of directors believes that the provisions described below will (1) discourage disruptive tactics and takeover attempts at unfair prices or on terms that do not provide all stockholders with the opportunity to sell their stock at a fair price and (2) encourage third parties who may seek to acquire control of our company to initiate such an acquisition through negotiations directly with our board of directors. Our board of directors also believes these provisions will help give it the time necessary to evaluate unsolicited offers, as well as appropriate alternatives, in a manner that assures fair treatment of our stockholders. Our board of directors recognizes that a takeover might in some circumstances be beneficial to some or all of our stockholders, but, nevertheless, believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure our company outweigh the disadvantages of discouraging those proposals.

Our certificate of incorporation provides that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Our bylaws provide that only a majority of our board of directors or the chairman of our board of directors may call a special meeting of our board of directors or our stockholders.

Our certificate of incorporation provides for a classified board of directors. Our board of directors is divided into three classes, with the directors of each class as nearly equal in number as possible. At each annual meeting of our stockholders, the term of a different class of our directors expires. As a result, our stockholders elect approximately one-third of our board of directors each year. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Our certificate of incorporation provides that the number of directors will be fixed exclusively by, and may be increased or decreased exclusively by, our board of directors from time to time, but will not be less than three. Our certificate of incorporation provides that directors may be removed only with cause or upon a board determination (as such terms are defined in our certificate of incorporation) and, in either case, by a vote of at least 80% of the voting power of our outstanding voting stock. A vacancy on our board of directors may be filled by a vote of a majority of the directors in office, and a director appointed to fill a vacancy serves for the remainder of the term of the class of directors in which the vacancy occurred. These provisions prevent our stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

Our bylaws contain advance notice and other procedural requirements that apply to stockholder nominations of persons for election to our board of directors at any annual or special meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. In the case of any annual meeting, a stockholder proposing to nominate a person for election to our board of directors or proposing that any other action be taken is required to give our Corporate Secretary written notice of the proposal not less than 90 days and not more than 120 days before the anniversary of the date of the immediately preceding annual meeting of stockholders. These stockholder proposal deadlines are subject to exceptions if the pending annual meeting date is more than 30 days prior to or more than 30 days after the anniversary of the immediately preceding annual meeting. If the chairman of our board of directors or a majority of our board of directors calls a special meeting of stockholders for the election of directors, a stockholder proposing to nominate a person for that election must give our Corporate Secretary written notice of the proposal not earlier than 120 days prior to that special meeting and not later than the last to occur of (1) 90 days prior to that special meeting or (2) the 10th day following the day we publicly disclose the date of the special meeting. Our bylaws prescribe specific information that any such stockholder notice must contain. These advance notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Our certificate of incorporation provides that our stockholders may adopt, amend and repeal our bylaws at any regular or special meeting of stockholders by a vote of at least 80% of the voting power of our outstanding voting stock, provided the notice of intention to adopt, amend or repeal the bylaws has been included in the notice of that meeting. Our certificate of incorporation also confers on our board of directors the power to adopt, amend or repeal our bylaws with the affirmative vote of a majority of the directors then in office.

As discussed above under “—Preferred Stock,” our certificate of incorporation authorizes our board of directors, without the approval of our stockholders, to provide for the issuance of all or any shares of our preferred stock in one or more series and to determine the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series. The issuance of shares of our preferred stock or rights to purchase shares of our preferred stock could discourage an unsolicited acquisition proposal. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of our common stockholders.

Selling Stockholders

This prospectus covers up to 11,657,221 shares of our Common Stock, which consists of 1,197,221 shares of Common Stock and up to 10,460,000 shares of Common Stock issuable upon the exercise of warrants to purchase shares of our Common Stock.

The following table sets forth certain information with respect to the selling stockholders, including (i) the number of shares of Common Stock beneficially owned by the selling stockholders prior to this offering, (ii) the number of shares of Common Stock being offered by the selling stockholders pursuant to this prospectus, and (iii) the selling stockholders’ beneficial ownership after completion of this offering, assuming that all of the securities covered hereby (but none of the other securities, if any, held by the selling stockholders) are sold to third parties.

The table is based on information supplied to us by the selling stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC. This information does not necessarily indicate beneficial ownership for any other purpose.

The percentage of beneficial ownership is based on the 148,839,531 shares of Common Stock outstanding as of May 19, 2026. Except where otherwise indicated below, we believe, based on information furnished to us by such owners, that the beneficial owners of the Securities listed below have sole investment and voting power with respect to such Securities.

The registration of the offer and sale of the Common Stock does not mean that the selling stockholders will sell or otherwise dispose of all or any of these shares of Common Stock. The selling stockholders may sell or otherwise dispose of all, a portion or none of such shares of Common Stock from time to time. We do not know the aggregate number of shares of Common Stock, if any, that will be offered for sale or other disposition by any of the selling stockholders under this prospectus. Furthermore, the selling stockholders may have sold, transferred or disposed the Common Stock covered hereby in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus.

Except as described in footnote 3 to the table below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us.

Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement (of which this prospectus forms a part) or a supplement to this prospectus, to the extent required by law.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)			Shares of Common Stock Registered Hereunder	Shares of Common Stock Beneficially Owned After the Offering(7)
Name of Beneficial Owner(2)	Shares		Percent	for Sale	Number	Percent
Applied Digital Corporation(3)	6,270,540	(4)	4.07%	5,730,000	540,540	*
Base Electron, Inc.(5)	5,230,000		3.39%	5,230,000	—	—
AFOB FIP MS, LLC(6)	697,221		*	697,221	—	—

* Less than 1%

(1)  Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and generally includes voting and investment power with respect to securities and including any securities that grant the selling stockholders the right to acquire common shares within 60 days.

(2)  Unless otherwise indicated, this table is based on information supplied to us by the selling stockholders and our records.

(3)  On November 4, 2025, in connection with the entry into the LNTP with Applied Digital, (i) we issued to Applied Digital 0.5 million shares of Common Stock for a purchase price of $2.0 million and a warrant to purchase 2.6 million shares of our Common Stock at an exercise price per share of $4.11, and (ii) agreed to issue an additional warrant to purchase up to 7.86 million shares of our Common Stock upon execution of a definitive agreement between the Company and Applied Digital related to our designing and installing natural gas technology that will provide 1.2 gigawatts of efficient energy for an Applied Digital AI data center. Prior to the issuance of the additional warrants, Applied Digital assigned its rights to receive a portion of such additional warrants to Base Electron, Inc. On February 26, 2026, Base Electron and the Company executed the Design-Build Agreement, with Applied Digital as the guarantor. On March 18, 2026, we issued to Applied Digital a warrant to purchase 2,630,000 shares of our Common Stock and to Base Electron a warrant to purchase 5,230,000 shares of our Common Stock.

(4) Includes 540,540 shares of Common Stock purchased by Applied Digital in our underwritten offering, which closed on May 18, 2026.

(5) On March 18, 2026, we issued to Base Electron a warrant to purchase 5,230,000 shares of Common Stock. These securities are held by Base Electron, Inc. or one or more of its subsidiaries or affiliates. The principal address of Base Electron, Inc. is 3811 Turtle Creek Blvd., Suite 2100 Dallas, TX 75219.

(6) All investment decisions for AFOB FIP MS, LLC are made by Fred Goldman, Treasurer of AFO Blackberry, LLC, AFOB FIP MS, LLC’s Managing Member. The business address of AFOB FIP MS, LLC is 1011 Lake Street, Suite 311 Oak Park, IL 60301.

(7) Assumes all of the shares of Common Stock are resold to third parties and that, with respect to the selling stockholders, all of the shares of Common Stock included in this prospectus are sold by such selling stockholders.

Plan of Distribution

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of Common Stock covered hereby on the New York Stock Exchange or any other stock exchange, market or trading facility on which the shares of Common Stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling the shares of Common Stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell the shares of Common Stock under Rule 144 under the Securities Act of 1933, if available, or any other exemption from registration under the Securities Act of 1933, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of the shares of Common Stock, from the purchaser) in amounts to be negotiated.

In connection with the sale of the shares of Common Stock interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares short and deliver these shares of Common Stock to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act and the rules of the Financial Industry Regulatory Authority, Inc. To the extent the selling stockholders or any such broker-dealers may be deemed to be an underwriter, the selling stockholders and such broker-dealers will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12, and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares of Common Stock.

Legal Matters

O’Melveny & Myers LLP will pass upon the validity of the securities being offered hereby.

Experts

The consolidated financial statements and schedule of Babcock & Wilcox Enterprises, Inc. (the Company) as of December 31, 2025, and for the year then ended and the retrospective adjustments to 2024 and 2023 consolidated financial statements to reflect the operations of the Company's Allen-Sherman-Hoff (“ASH”) Division as discontinued operations, and to recast the segment disclosure have been audited by BDO USA, P.C., an independent registered public accounting firm, as stated in their report incorporated by reference in the Prospectus and in the Registration Statement. The 2025 consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 have been so incorporated by reference in reliance upon the reports of such firm given upon the authority as experts in auditing and accounting.  The report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting as of December 31, 2025.

The financial statements of Babcock & Wilcox Enterprises, Inc. as of December 31, 2024, and for the years ended December 31, 2024 and December 31, 2023 (before the effects of the retrospective adjustments to the 2024 and 2023 consolidated financial statements to reflect the operations of the Company’s Allen-Sherman-Hoff (“ASH”) Division as discontinued operations, and to recast the segment disclosure) (not separately presented herein), incorporated by reference into this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference. The retrospective adjustments to the 2024 and 2023 financial statements have been audited by BDO USA, P.C. Such financial statements are incorporated by reference in reliance upon the reports of Deloitte & Touche LLP and BDO USA, P.C. given their authority as experts in accounting and auditing.

Prospectus

Babcock & Wilcox Enterprises, Inc.

11,657,221 Shares of Common Stock
Offered, from time to time, by the Selling Stockholders

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which are payable by us. All of the items below, except for the registration fee, are estimates.

Securities and Exchange Commission registration fee	$32,567.51
Transfer agent and registrar fees	*
Accountant’s fees and expenses	*
Legal fees and expenses	*
Miscellaneous	*
Total	*

* Estimated expenses are presently not known and cannot be estimated.

Item 15. Indemnification of Directors and Officers.

Delaware Law

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, such as a derivative action), if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of any actions by or in the right of the corporation, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Certificate of Incorporation and Bylaws

Our certificate of incorporation provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (a) for any breach of that director’s duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or as the provision hereafter may be amended, supplemented or replaced, or (d) for any transactions from which that director derived an improper personal benefit.

Our bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person for whom such person is the legal representative, is or was a director or officer of us or, while a director or officer of us, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans, against all liability and losses suffered and expenses (including attorneys’ fees) incurred by such person in connection with such action, suit or proceeding. Our bylaws also provide that we will pay the expenses incurred by a director or officer in defending any such proceeding in advance of its final disposition, subject to such person providing us with specified undertakings. Notwithstanding the foregoing, our bylaws provide that we shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by our board of directors. These rights are not exclusive of any other right that any person may have or may acquire under any statute, provision of our certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No amendment, modification or repeal of those provisions will in any way adversely affect any right or protection under those provisions of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Our bylaws also permit us to secure and maintain insurance on behalf of any of our directors, officers, employees or agents and each person who is, or was, serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise for any liability asserted against and incurred by such person in any such capacity. We have obtained directors’ and officers’ liability insurance providing coverage to our directors and officers.

Director and Officer Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify such persons to the fullest extent permitted by Delaware law, from claims and losses arising from their service to us (other than certain claims brought by the indemnified party against us or any of our officers and directors). The agreements also provide each indemnified person with expense advancement to the extent the expenses arise from, or might reasonably be expected to arise from, an indemnifiable claim and are expected to contain additional terms meant to facilitate a determination of the indemnified person’s entitlement to such benefits.

Item 16. Exhibits.

The following documents are exhibits to the registration statement:

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
5.1	Opinion of O’Melveny & Myers LLP
23.1	Consent of BDO USA, PC
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (included on signature page).
107	Fee Table

* To be filed either by amendment or as an exhibit to a report filed under the Exchange Act.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (ii), and (iii) of this Item 17 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission (the “SEC”) by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Exchange Act that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)            Each prospectus filed by the registrant pursuant to Rule 424(b)(3) under the Exchange Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)          That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7)          That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio on May 21, 2026.

BABCOCK & WILCOX ENTERPRISES, INC.

By:	/s/ Cameron Frymyer
Name:	Cameron Frymyer
Title:	Executive Vice President and Chief Financial Officer

Each of the undersigned officers and directors of Babcock & Wilcox Enterprises, Inc. hereby constitutes and appoints each of Kenneth M. Young and Cameron Frymyer as his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement of Babcock & Wilcox Enterprises, Inc. on Form S-3, and any other registration statement relating to the same offering (including any registration statement, or amendment thereto, that is to become effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of May 21, 2026:

Signature	Title

/s/ Kenneth M. Young	Chairman and Chief Executive Officer
Kenneth M. Young	(Principal Executive Officer)

/s/ Cameron Frymyer	Executive Vice President and Chief Financial Officer
Cameron Frymyer	(Principal Financial and Accounting Officer)

/s/ Homaira Akbari
Homaira Akbari	Director

/s/ Alan B. Howe
Alan B. Howe	Director

/s/ Joseph A. Tato
Joseph A. Tato	Director

/s/ Rebecca L. Stahl
Rebecca L. Stahl	Director

/s/ Philip D. Moeller
Philip D. Moeller	Director

/s/ Naomi Boness
Naomi Boness	Director